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EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Miller and Lents, Ltd. hereby consents to the use of our name and the information from our reports regarding our estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2004, 2003 and 2002 in the Amendment No. 1 to the Registration Statement on Form S-4 of Pogo Producing Company and to the incorporation by reference therein of its report referenced as "Reserves and Future Net Revenues as of December 31, 2004, SEC Price Case" contained in Pogo Producing Company's Annual Report on Form 10-K for the year ended December 31, 2004.

MILLER AND LENTS, LTD.
By:
Carl D. Richard Senior Vice President

Houston, Texas
September 19, 2005

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS